Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces Revaluation of its Business Combination with Gebr. Schmid Group and the Entering Into Related Agreements

GREENWICH, CT (January 29, 2024) -- Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS.U) (the "Company"), a special purpose acquisition company founded by StratCap Investment Management, LLC, formerly Strategic Capital Fund Management, LLC ("StratCap"), today announced that it has together with Pegasus Topco B.V., a Dutch private limited liability company and wholly-owned subsidiary of Pegasus ("TopCo") entered into an amendment to the business combination agreement with Gebr. Schmid Group ("Schmid"). In addition, the Company has entered into an amendment of the shareholders' undertaking agreement with Anette Schmid and Christian Schmid. Pursuant to the amendments, the parties agreed to extend the time for the business combination closing to April 30, 2024 and also agreed to reduce the number of shares to be issued to the shareholders of Schmid at the closing of the business combination to 28,725,000 shares.

In connection with these changes, an earn-out agreement has been agreed which awards 2,500,000 TopCo shares to Anette Schmid and Christian Schmid should the share price of the combined company reach or exceed USD 15.00 after the closing of the business combination and an additional 2,500,000 TopCo shares should the share price of TopCo reach or exceed USD 18.00 after the closing of the business combination. The earn-out agreement has a three (3) year term.

In addition, the Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the "Sponsor") has agreed to transfer 2,000,000 private placement warrants to Anette Schmid and Christian Schmid (in equal parts) at the date of the closing of the business combination.

In addition, the Sponsor and certain directors and officers of Pegasus have undertaken towards TopCo that, subsequent to the closing of the business combination, they will (i) only exercise the remaining 7,750,000 private placement warrants on a "cashless basis" in accordance with the terms of the private placement warrants, and (ii) exercise the private placement warrants on a "cashless basis" in accordance with the terms of the private placement warrants when the reference price as defined in the warrant agreement reaches USD 18.00 (unless the private placement warrants have been exercised or redeemed before).

In addition, Pegasus, Schmid and TopCo entered into a subscription agreement with XJ Harbour HK Limited ("XJ") (the "XJ Subscription Agreement") according to which XJ agreed to in stages transfer its 24.1% equity interest in Schmid Technology (Guangdong) Co., Ltd., a subsidiary of Schmid, to TopCo for consideration amounting to (i) 1,406,361 TopCo shares to be allotted to XJ at the time of the completion of the business combination, (ii) a EUR 10 million payment to XJ from TopCo at the completion of the business combination, (iii) a EUR 5 million payment to XJ from TopCo within 270 days from the day of the completion of the business combination and (iv) a EUR 15 million payment (plus an interest in respect thereof at an annual rate of 6% from the completion of the business combination to the date of payment) to XJ from TopCo within 455 days from the day of the completion of the business combination.

The completion of the business agreement is currently expected towards the end of the first quarter of 2024.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by StratCap, an investment management organization focused on digital economy investments. The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses.

CONTACT

Investor Relations

investor-relations@pegasusdm.com